Exhibit 99.1

VLOV’s CEO and Chief Designer Mr. Qingqing Wu
Receives China Fashion Week's 'Top Ten Fashion Designer Award'
for Second Consecutive Year

XIAMEN, China, November 2, 2011/PRNewswire-Asia/ -- VLOV, Inc. (OTC Bulletin Board: VLOV.OB) ("VLOV" or the "Company"), VLOV, Inc. which designs, sources and markets VLOV-brand casual, fashion-forward apparel for men in the People's Republic of China, today announced that its CEO and Chief Designer, Mr. Qingqing Wu, was awarded the 'Top Ten Fashion Designer Award' for the second consecutive year at Mercedes-Benz China Fashion Week Spring/Summer 2012.

Since its founding in 1997, China Fashion Week has evolved from a show with 4 fashion collections to a globally recognized industry event with 40 fashion designers and 50 fashion collections and agencies. This year, Mercedes-Benz began sponsorship of China Fashion Week further heightening the event as an international stage for fashion designers.

"I am thankful to again be recognized by China Fashion Week's Organizing Committee for our Spring/Summer 2012 collection," said Mr. Wu. "We will continue to enhance the VLOV brand image by creating fashion that focuses on our customer’s individuality, sophistication and success. Receiving this Top Ten Fashion Designers award for the second year in a row is an honor and a further affirmation to the vision that we have for the VLOV brand”.

This is the second consecutive year that Mr. Wu has been awarded the “China Top Ten Designer”. Mr. Wu first received the award for his 2011 Spring/Summer Collection in 2010. Previously, Mr. Wu was awarded the “Menswear Design Award” for his 2010 Spring/Summer Collection in 2009 by the organizers of China Fashion Week.

Highlights from VLOV’s most recent show at the Mercedes-Benz China Fashion Week and Mercedes-Benz Fashion Week in New York City can be found at www.vlov.net.

About VLOV, Inc.

VLOV, Inc., a leading lifestyle apparel designer based in China, designs, sources and markets VLOV brand fashion-forward apparel for men ages 18 to 45 throughout China. As of June 30, 2011, VLOV products were sold through 556 points of sale across northern, central and southern China. To learn more about VLOV, Inc., please reference the Company’s web site at www.vlov.net.

Safe Harbor Statement

This press release contains certain statements that may include "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects," "anticipate," "optimistic," "intend," "will" or similar expressions. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in VLOV's periodic reports that are filed with the Securities and Exchange Commission and available on its website at http://www.sec.gov. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

CONTACT:
VLOV, Inc.
Bennet Tchaikovsky, Chief Financial Officer
310-622-4515
bennet@vlov.net